EXHIBIT 10.1

SEVERANCE AGREEMENT
THIS SEVERANCE AGREEMENT (this “Agreement”) is effective as of July 15, 2013 by and between Vectren Corporation, an Indiana corporation (“Vectren”), and John Bohls (“Executive”).
WHEREAS, Executive is currently employed by Vectren as its President Vectren Energy Marketing and is a participant in that certain Vectren Corporation Severance Plan for Executive Officers dated December 31, 2011 (the “Severance Plan”);
WHEREAS, Executive's employment has been terminated by Vectren “other than for Cause” as that phrase is used in the Severance Plan; and
WHEREAS, this Agreement is the Release that is required pursuant to the Severance Plan;
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, Vectren and Executive agree as follows:

1.	Termination of Employment.
Executive and Vectren agree that Executive's employment terminated on July 15, 2013 (the “Termination Date”).

2.Release.
(a)Throughout this Agreement, the term “the Company” shall encompass the following: (i) Vectren, as well as any division thereof, parent, subsidiary, current or prior affiliate (as that term is used in the Severance Plan) or affiliated entity, related entity or division thereof, which, for the avoidance of doubt, includes ProLiance Holdings, LLC and its subsidiaries including, but not limited to, Heartland Gas Pipeline, LLC and Liberty Gas Storage, LLC; and (ii) any current or former officer, director, trustee, agent, employee, shareholder, representative, insurer, or employee benefit or welfare program or plan (including administrators, trustees, fiduciaries, and insurers of such program or plan) of an entity referenced in or encompassed by Section 2(a)(i).

(b)In consideration for the Severance and Other Consideration set forth in Section 3(a), Executive (for Executive and Executive's agents, assigns, heirs, executors, and administrators) hereby releases and discharges the Company from any claim, demand, action, or cause of action, known or unknown, which arose at any time from the beginning of time to the date Executive executes this Agreement, and waives all claims against the Company, including but not limited to all claims relating to, arising out of, or in any way connected with his interactions with the Company and/or his employment with Vectren or any other Company entity, the cessation of that employment, or the compensation or benefits payable in connection with that employment or the cessation of that employment, including, without limitation, any claim, demand, action, cause of action, including claims for attorneys' fees, based on but not limited to: (i) the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), 29 U.S.C. § 621, et seq; (ii) the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101, et seq.; (iii) the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701, et seq.; (iv) the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601, et seq.; (v) The Equal Pay Act, as amended, 29 U.S.C. § 206, et seq.; (vi) The Lilly Ledbetter Fair Pay Act of 2009; (vii) the National Labor Relations Act, 29 U.S.C. § 151, et seq.; (viii) the Civil Rights Act of 1866, as amended, 42 U.S.C. § 1981; (ix) The Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; (x) Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000(e), et seq.; (xi) the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq.; (xii) the Worker Adjustment

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and Retraining Notification Act, 29 U.S.C. § 2101, et seq.; (xiii) the Indiana Civil Rights Law, Ind. Code § 22-9-1-1, et seq.; (xiv) any wage-related law including without limitation the Indiana Wage Payment and Wage Claims Acts, Ind. Code § 22-2-5-2, 22-2-2-4, 22-2-5-9, 22-2-9-1, et seq.; (xv) any other fair employment practices law, disability benefits law, or any other employee or labor relations statute, executive order, law or ordinance, and any duty or other employment-related obligation; (xvi) any agreement, representation, promise, understanding, policy, practice, or potential entitlement (regardless of the source); and (xvi) past or future wages, severance, compensation, vacation pay, benefits, bonuses, commissions, fringe benefits, or other forms of consideration, payment, or remuneration, except for claims to enforce payment of those sums explicitly identified in Section 3(a). Executive further agrees to release and discharge the Company and waive all claims related to any other federal, state or local law, whether arising from statute, constitution, executive order, law, regulation, code, ordinance, common law or other source, including but not limited to all claims arising from contract, public policy and/or any doctrine of good faith and fair dealing, as well as tort claims and claims for tortious cause of conduct, breach of contract, intentional infliction of emotional distress, negligence, discrimination, harassment, and retaliation, together with all claims for monetary and equitable relief, punitive and compensatory relief and attorneys' fees and costs.

(c)Executive understands and agrees that Executive is releasing the Company from any and all claims and that he is giving up the opportunity to recover any compensation, damages, or any other form of relief in any proceeding brought by Executive or on Executive's behalf. Notwithstanding the foregoing, this Agreement is not intended to operate as a waiver of any deferred compensation, retirement or pension benefits that are vested (including without limitation, the deferred compensation plan and cash balance pension plan), the eligibility and entitlement to which shall be governed by the terms of the applicable plan. Nor shall this Agreement operate to waive or bar any claim or right which -- by express or unequivocal terms of law -- may not under any circumstances be waived or barred. Moreover, this Agreement shall not operate to waive rights, causes of action or claims under the ADEA if those rights, causes of action or claims arise after the date Executive signs this Agreement, nor preclude Executive from challenging the validity of this Agreement under the ADEA.

(d)This Agreement is entered into to provide Executive with a severance package and to terminate the parties' relationship on an amicable basis and shall not be construed as an admission of liability by either party.

(e)Executive acknowledges that, in accordance with the ADEA, Executive:
(i)has been, and is hereby, advised to consult with an attorney prior to executing this Agreement and has had the opportunity to do so;
(ii)has been given a period of twenty-one (21) days within which to consider this Agreement, which allows Executive to make a knowing, voluntary, and fully informed choice about whether to sign this Agreement;
(iii)has availed himself of all opportunities Executive deems necessary to make a voluntary, knowing, and fully informed decision;
(iv)has signed the Agreement free of duress or coercion; and
(v)is fully aware of his rights, and has carefully read and fully understands all provisions of this Agreement before signing.

3.Severance and Other Consideration.

EXHIBIT 10.1

(a)In exchange for Executive executing (and not revoking) this Agreement and for complying with the other covenants contained herein (and subject to the terms of this Agreement), Vectren agrees to provide Executive the following only if the Effective Date (as hereinafter defined) is within 60 days after the Termination Date:
(i) within 60 days after the Termination Date (hereinafter referred to as the “Payment Date”) a gross sum of $440,700.00 pursuant to Section 5(a)(ii) of the Severance Plan;
(ii) no later than March 15, 2014, any payments required to be paid pursuant to Section 5(b) of the Severance Plan;

(iii) no later than the Payment Date a gross sum of $25,082.28 pursuant to Section 5(c) of the Severance Plan;
(iv) no later than the Payment Date a gross sum of $6,000.00 pursuant to Section 5(d) of the Severance Plan;
(v) notwithstanding anything to the contrary contained in the Vectren Corporation At-Risk Plan or any award agreement related thereto, (A) with respect to the 2010 stock unit awards, the award will be valued as of the Termination Date and the restriction period shall be lifted and terminate on the Payment Date and payment shall be made on the Payment Date, (B) with respect to the 2011, 2012 and 2013 stock unit awards Executive shall be entitled to the number of stock units, if any, equal (I) the number of stock units Executive would otherwise have been entitled to had he been an active participant at the end of the performance period as defined in the original agreements (i.e., as adjusted or forfeited based on the performance criteria as defined in the original agreements) multiplied by (II) the portion of the performance period Executive was an active participant and payment shall be made no later than March 15 of the year after the end of each applicable performance period, (C) with respect to the 5,000 unexercised stock options granted on January 1, 2004, the exercise date is hereby extended to January 1, 2014, and (D) with respect to the 16,000 unexercised stock options granted on January 1, 2005 the exercise date is hereby extended to January 1, 2015.
Vectren also agrees to pay Executive all “Accrued Obligations” (as that term is used in the Severance Plan) by the Payment Date.

(b)In paying the amount specified in Section 3(a), the Company makes no representation as to the tax consequences or liability arising from said payment including, without limitation, under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Moreover, Executive understands and agrees that any tax consequences and/or liability arising from such payments to Executive shall be the sole responsibility of Executive. To this extent, Executive acknowledges and agrees that Executive will pay any and all income tax which may be determined to be due in connection with the payments described in this Section 3(a).

(c)The payments and obligations assumed by Vectren in this Section 3(a)(i) - (v) reflect consideration provided to Executive over and above anything of value to which Executive already is entitled, and shall be subject to all applicable taxes, withholdings, and deductions. Executive agrees Vectren may deduct any applicable withholdings from any payment set forth in this Section. Executive acknowledges and agrees that no other benefits, wages, sums, amounts or payments that remain unpaid or owing (other than possible deferred compensation, retirement or pension benefits, the eligibility and payment of which are governed by the applicable plans) and expressly

EXHIBIT 10.1

relinquishes and waives any claims or rights (whether written, oral, express or implied) to sums, amounts, privileges, or benefits not expressly provided for in this Section 3.

4.	Covenant Not to Sue.
Except for those claims, causes of action or rights explicitly excluded from release in Section 2(c) above, Executive agrees that he will never sue or accept anything of value as a result of any lawsuit against the Company including, without limitation, any lawsuit concerning or in any way related to his employment with Vectren or any other Company entity, the termination of that employment, the compensation or benefits payable in connection with his employment or the cessation of that employment, or any other interaction or relationship with the Company, and that no such suit is currently pending. Should Executive violate any aspect of this Section, he agrees that any suit shall be null and void, and must be summarily dismissed or withdrawn. Executive also agrees that if a claim or charge of any kind should be raised, brought, or filed in his name or on his behalf, Executive waives any right to, and agrees not to take, any resulting award. This Section and this Agreement shall not operate to waive or bar any claim which - by express and unequivocal terms of law - may not under any circumstances be waived or barred. Moreover, this Agreement shall not operate to waive rights or claims under the ADEA if those rights or claims arise after the date Employee signs this Agreement, nor preclude Employee from challenging the validity of the Agreement under the ADEA.

5.
Restrictive Covenants. Executive acknowledges, agrees and re-affirms his obligation to comply with the provisions contained in Section 4 of the Severance Policy, which the parties agree are incorporated herein by reference as if written herein. Executive further acknowledges and agrees that:

(a)The following limited restrictive covenants are reasonably necessary to protect the legitimate interests of the Company, and such limited restrictive covenants are an essential part of, a condition of and in partial consideration for the consideration set forth in this Agreement. Executive further agrees these limited restrictive covenants are drafted narrowly so as to safeguard the Company's legitimate business interests while not unreasonably interfering with Executive's ability to obtain other employment. Executive agrees that the restricted periods of time set forth in this Section 5 will be tolled during any periods of non-compliance by Executive and that, if the Company must seek injunctive relief or judicial intervention to enforce this covenant, the restricted time periods set forth herein do not commence until Executive is judged to be in full compliance with this Agreement.

(b)For a period of 18 months after the Termination Date, Executive agrees that he will not:
(i)in or from Indiana and Ohio;
(ii)in or from a 50 mile radius of the facility or facilities at which Executive worked;
(iii)in or from the geographic area in which Vectren (and any other Company entity for which he provided services in the last year) operates; or
(iv)in or from the geographic area in which Executive performed services on behalf of Vectren (or other Company entities), or for which Executive was assigned responsibility, at any time within one (1) year preceding the Termination Date; directly or indirectly, and in a competitive capacity, own, manage, finance, operate, control or participate in ownership, management, or operation of, act as an agent,

EXHIBIT 10.1

consultant, or be employed by, any business engaged in the development, production, marketing, sale or servicing of any service or product (1) with which Executive was involved during Executive's last year of employment with Vectren (or other Company entities), or (2) which Vectren (or other Company entities) are developing, producing, marketing, selling or servicing (or plans to develop, produce, market, sale or service) and about which Executive gained any confidential or proprietary information in the course of Executive's employment with Vectren (or other Company entities).

(c)For a period of 18 months after the Termination Date, Executive agrees that he will not:
(i)directly or indirectly own more than one percent of voting or ownership control of, manage, operate, control or participate in the management, operation or control of, or be connected as a partner, director or otherwise with any business or activity which is involved in any manner, directly or indirectly: (1) with the regulatory filings and process before the Indiana Regulatory Commission by which Vectren Corporation, Citizens Energy Group, or any of their utility affiliates (“Utilities”) sets the prices or terms of service that they provide to their utility customers or involving complaints related thereto (“IURC Proceedings”), as well as rate or service related proceedings initiated by or participated in by the Utilities before the Federal Energy Regulatory Commission; and (2) with any process or effort to by-pass through direct pipeline interconnection receipt of utility service from any of the Utilities within their certificated service territories.

(d)Executive recognizes that it would be difficult to measure damages to the Company from a breach or threatened breach by Executive of this Section 5 and that a breach or threatened breach by Executive of this Section 5 will give rise to irreparable injury to the Company and that money damages will not be adequate relief for such injury, and, accordingly, agrees to waive any defense that the Company has an adequate remedy of law and further agrees that the Company shall be entitled to obtain injunctive relief, including, but not limited to, temporary restraining orders, preliminary injunctions and/or permanent injunctions, without (to the extent not prohibited by law) having to post any bond or other security, to restrain or prohibit such breach or threatened breach, in addition to any other legal remedies that may be available, including the recovery of monetary damages from Executive.

(e)The restrictive covenant provisions of this Agreement shall be construed as independent of any other provision of this Agreement. The existence of any claim or cause of action of by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Vectren of the limited restricted covenants in this Section.

(f)The parties hereto acknowledge and agree that ProLiance Holdings, LLC, an affiliate of the Company, has sold substantially all the assets and interests of ProLiance Energy, LLC, and that the Company no longer have any legitimate business interest in any of the business activities conducted by ProLiance Energy, LLC during the term of Executive's employment. Accordingly, notwithstanding anything to the contrary contained in Section 5(b) herein or in the non-competition or non-solicitation provisions of the Severance Policy (but subject to the other restrictive covenants contained in Section 4 of the Severance Policy),

EXHIBIT 10.1

the parties acknowledge and agree that Executive may, directly or indirectly, own, manage, finance, operate, control or participate in ownership, management, or operation of, act as an agent, consultant, or be employed by any business engaged in the development, production, marketing, solicitation, sale or servicing of any service or product conducted and provided by ProLiance Energy, LLC during the term of Executive's previous employment, including, without limitation, energy marketing and service, long term pipeline and gas storage products, and energy transportation and storage services; provided, however that nothing in this subsection (f) shall permit Executive to compete with Heartland Gas Pipeline, LLC or Liberty Gas Storage, LLC.

6.
Effective Date. This Agreement will be executed by Executive no later than twenty-one (21) days after the Termination Date. Executive agrees that he was provided this Agreement on the Termination Date. If Executive consents to and signs this Agreement, Executive shall have an additional seven (7) days after signing this Agreement to revoke it, with any revocation needing to be mailed and faxed to the attention of General Counsel at Vectren Corporation, at One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana 47708; fax: 812-491-4169. This Agreement shall not become effective, therefore, and none of the benefits set forth in this Agreement shall become effective until the 8th day after Executive executes this Agreement without revocation being exercised, and Vectren signs the Agreement (the “Effective Date”). In accordance with the terms of the Severance Policy, if this Agreement does not become effective on or before the Payment Date, then none of the payments set forth in Section 3(a)(i) - (v) will be paid to Executive and Executive waives all of his right, title and interest in and to the payments set forth in Section 3(a)(i) - (v).

7.
Severance Plan. Executive and Vectren agree that Sections 2, 3, 4, and 8 through 21 of the Severance Policy remain in full force and effect and are enforceable against Executive pursuant to their terms.

8.
Company Property. Executive affirms that, by the time he executes this Agreement, he has returned his identification badge and any other access cards, all equipment, documents, memoranda, records, files, notes, usb drives, diskettes, portable hard drives, credit cards, keys, computers, and any other matter or materials (from whatever source, including information electronically stored) that is the property of, or that was purchased or provided by, the Company, including any copies of the foregoing. Executive agrees not to remove any documents, information or property described above from the Company, or retain any duplicates, copies or excerpts thereof, and shall immediately return any such material in the event such material is removed or retained.

9.	Conditions. Should Executive ever breach any provision or obligation under this Agreement, the parties agree that the range of remedies includes the following:

(a)Executive shall forego and no longer be entitled to any sum or benefit remaining to be paid or conferred pursuant to this Agreement.
(b)In the event Company is determined to be the prevailing party in any action for breach of this Agreement, Executive shall pay all damages (including, but not limited to, litigation and/or defense costs, expenses, and reasonable attorneys' fees) incurred by the Company following and/or as a result of Executive's breach if such breach is not cured or corrected to Vectren's satisfaction within fourteen (14) days of the Company mailing written notice of the breach to Executive's last known address.
(c)Executive shall - upon written request by Vectren to do so - reimburse Vectren via certified check for the value of anything previously paid or provided by Vectren pursuant

EXHIBIT 10.1

to Paragraph 3(a) (i) - (iv), save $1,000. In the event this reimbursement provision is triggered, Executive agrees that the remaining provisions of the Agreement shall remain in full force and effect.

Nothing in this Paragraph is intended to limit or restrict any other rights or remedies the Company may have by virtue of this Agreement or otherwise.

10.	Miscellaneous.
(a)Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to conflicts of laws principles thereof. Any and all disputes between the parties which may arise pursuant to this Agreement will be heard and determined in accordance with the Dispute Resolution Procedure set forth in Section 20 of the Severance Plan. Notwithstanding the previous sentence, the parties agree that Vectren and/or the Company may seek equitable, injunctive and other relief in a state or federal court sitting in Evansville, Indiana to enforce its or their rights under Section 5 of this Agreement.
(b)Entire Agreement/Amendments. This Agreement sets forth the complete agreement between the parties relating to any and all payments or obligations owed or potentially owed to Executive by the Company and to the other subjects identified herein. Executive acknowledges and agrees that, in executing this Agreement, he does not rely and has not relied upon any representations or statements not set forth herein made by the Company with regard to the subject matter, basis, or effect of this Agreement, the benefits to which Executive is or may be entitled, or any other matter. Notwithstanding the foregoing, nothing in this Agreement is intended to or shall limit, supersede, nullify, or affect any other duty or responsibility Executive may have or owe to the Company by virtue of any separate agreement or obligation, including without limitation, the Severance Plan. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.
(c)No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
(d)Severability. The parties expressly agree that the terms of this Agreement are reasonable and enforceable. Moreover, the provisions of this Agreement are severable, and the invalidity of any one or more provisions shall not affect or limit the enforceability of the remaining provisions. In the unlikely event that a court of competent jurisdiction determines that any of the terms, provisions, or covenants contained in this Agreement are unreasonable or unenforceable, the court shall limit the application of such term, provision, or covenant, or modify any such term, provision, or covenant, and proceed to enforce the Agreement as so limited or modified, to the maximum extent permitted by law.
(e)Interpretation.     The parties agree that if any covenant, clause or term in the Agreement is susceptible to two or more constructions, one of which would render the provision unenforceable, then the provision shall be construed to have the meaning that renders it enforceable.
(f)Assignment. This Agreement, and all of Executive's rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force or effect. This Agreement also shall apply to, and inure to the benefit of, the Company, the

EXHIBIT 10.1

predecessors, successors, and assigns of the Company, and each past, present, or future employee, agent, representative, officer, or director of the Company.
(g)Set Off; No Mitigation. The Company's obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates; provided, however, that in no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under Section 3 of this Agreement.
(h)Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
(i)Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to Vectren Corporation, attention Chairperson of Compensation Committee, at One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana 47708 and to Executive at the most recent address of Executive set forth in the personnel records of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
(j)Prior Agreements. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company regarding the terms and conditions of Executive's employment with the Company, all of which are hereby terminated.
(k)Cooperation. Executive agrees that he will cooperate, assist, and make himself reasonably available to Company personnel or Company agents on an as-needed basis in order to respond to, defend, or address any issues or claims deemed important to the Company or to respond to, defend, or address any complaint or claim filed, or any issue raised, by any person or entity who has sued the Company or that does business with the Company or is associated with the Company in any way. Executive also agrees that he will provide truthful and accurate sworn testimony in the form of deposition, affidavit, and/or court testimony if requested by current Company personnel. The Company will reimburse Executive for reasonable out-of-pocket expenses incurred as a result of Executive's assistance, unless such remuneration would be inappropriate or otherwise prohibited under existing law, in addition to any consulting fees and rates to be paid for the work scope pursuant to the terms of a certain consulting agreement to be executed by the parties herewith.
(l)Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
(m)Payment of Costs and Fees. In addition to the provisions contained in Section 9(b) of this Agreement, in the event Executive is determined to be the prevailing party in any action for breach of this Agreement (whether by Executive or by Company), Company shall pay all damages (including, but not limited to, litigation and/or defense costs, expenses, and reasonable attorneys' fees) incurred by the Executive in such action.
[signature page follows]

EXHIBIT 10.1

IN WITNESS WHEREOF, the parties hereto have duly executed this Termination Agreement as of the day and year first above written.
BY SIGNING THIS AGREEMENT (WHICH INCLUDES A RELEASE), I STATE THAT: I HAVE READ IT; I UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS; I AGREE TO ALL THE TERMS CONTAINED WITHIN THIS AGREEMENT; I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT AND HAVE HAD THE OPPORTUNITY TO DO SO; I HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY.
AGREED TO BY:
Vectren Corporation.

 /s/ John Bohls                    By:     /s/ Jerome A. Benkert, Jr.
John Bohls                    Printed: Jerome A. Benkert, Jr.
Its: Executive Vice President and CFO

Dated: July 17, 2013                Dated: July 17, 2013